EXHIBIT 99.1



FOR IMMEDIATE RELEASE
JUNE 19, 2003


               SUCCESSORIES ANNOUNCES COMPLETION OF GOING PRIVATE
         TRANSACTION THROUGH MERGER WITH S.I. ACQUISITION LLC FOLLOWING
                     APPROVAL BY SUCCESSORIES' SHAREHOLDERS

Aurora, Illinois, June 19, 2003 - Successories, Inc. (OTCBB: SCES) ("Successories") today announces that its shareholders have approved the proposed merger with S.I. Acquisition LLC, an Illinois limited liability company formed principally for the benefit of Jack Miller, the Chairman of Successories, members of his family and Howard Bernstein, a member of Successories' board. Following the vote at a special meeting of Successories' shareholders, the merger was consummated and Successories merged with and into S.I. Acquisition LLC, becoming a privately held company. Accordingly, Successories has filed notices with the Securities and Exchange Commission and with the Over-the-Counter Bulletin Board requesting termination of registration and removal from quotation, respectively.

At the time of the merger, Successories outstanding shares (other than shares already owned by S.I. Acquisition LLC and shares held by those shareholders, if any, who properly dissented) converted into the right to receive, respectively, $0.30 for each share of common stock and $15.00 (plus all accrued and unpaid dividends) for each share of series B convertible preferred stock. Instructions explaining how shareholders may exchange their shares of Successories' stock for the merger consideration will be mailed to shareholders.

Successories, Inc. designs, manufactures, and markets a diverse range of motivational and self-improvement products, many of which are Successories' own proprietary designs, for business and personal motivation. Successories' products are sold via the millions of catalogs it mails each year and through 19 franchise stores and 2 joint venture store operations. Additionally, Successories' products may be purchased online via its website at www.successories.com.